Exhibit 10.1
July 15, 2020
Via Hand Delivery
Rajiv Patni
c/o Adamas Pharmaceuticals, Inc.

Re:    Separation and Consulting Agreement Extension
Dear Rajiv:
Thank you so much for agreeing to extend the term of the Consulting Period under your Separation and Consulting Agreement dated as of February 20, 2020 (the “Agreement”).   The provisions of each of the first paragraph of Section 2 and of Section 2(j)(i) of the Agreement are amended to replace July 15, 2020 with October 15, 2020.  Except as set forth herein, the terms and conditions of the Agreement remain unchanged.
If you are in agreement with the foregoing, please execute the enclosed copy of this letter and return it to me at your earliest convenience.
Sincerely,
Adamas Pharmaceuticals, Inc.

By:	/s/ Eric Schlezinger
Eric Schlezinger
Head of HR

Exhibit A – Confidential Information and Inventions Assignment Agreement

Accepted and Agreed:

/s/ Rajiv Patni
Rajiv Patni

July 18, 2020
Date
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